As filed with the Securities and Exchange Commission on January 13, 2010

Registration Statement No. 333- 142212

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT (NO. 333-142212)
UNDER THE SECURITIES ACT OF 1933

FLORHAM CONSULTING CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	8200	20-2329345
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Florham Consulting Corp.
845 Third Avenue, 6th Floor
New York, New York 10022
(646) 290-5290
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph J. Bianco
Chief Executive Officer and Chairman
Florham Consulting Corp.
845 Third Avenue, 6th Floor
New York, New York 10022
(646) 290-5290
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies of Communications to:
Stephen A. Weiss, Esq.
Hodgson Russ LLP
1540 Broadway, 24th Floor
New York, New York 10036
(212) 751-4300
(Facsimile) (212) 751-0928

Approximate Date of Commencement of Proposed Sale to the Public: No longer applicable because the securities are being removed from registration.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

               Florham Consulting Corp. (the “Company”) is filing this Post-Effective Amendment No. 4 to deregister the shares of its common stock (the “Securities”) registered with the Securities and Exchange Commission on the following registration statements (each, a “Registration Statement” and collectively, the “Registration Statements”): (i) a Registration Statement on Form S-1 (Registration No. 333-142212) filed on April 19, 2007 to register the resale of up to 65,700 shares of the Company’s common stock by certain selling shareholders; (ii) Post Effective Amendment No. 1 to a Registration Statement on Form S-1 (Registration No. 333-142212) filed on April 16, 2008 to register the resale of up to 65,700 shares of the Company’s common stock by certain selling shareholders; (iii)  Post Effective Amendment No. 2 to a Registration Statement on Form S-1 (Registration No. 333-142212) filed on April 16, 2008 to register the resale of up to 65,700 shares of the Company’s common stock by certain selling shareholders; and (iv) Post Effective Amendment No. 3 to a Registration Statement on Form S-1 (Registration No. 333-142212) filed on April 9, 2009 to register the resale of up to 65,700 shares of the Company’s common stock by certain selling shareholders.

                On December 16, 2009, the Company executed an agreement and plan of merger (the “Merger Agreement”) among the Company, EII Acquisition Corp. (a newly formed acquisition subsidiary of the Company) (“Mergerco”), Educational Investors, Inc. (“EII”) and its security holders, Sanjo Squared, LLC, Kinder Investments, LP, Joseph Bianco and Anil Narang (collectively, the “EII Securityholders”) pursuant to which Mergerco was merged with and into EII, with EII as the surviving corporation of the merger (the “Merger”), as a result of which EII became a wholly-owned subsidiary of the Company. The Articles of Merger were filed with the Secretary of State of the State of Delaware and the Merger became effective on December 31, 2009.

                As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. The Company hereby terminates the effectiveness of the Registration Statements and deregisters all of the Securities registered under the Registration Statements that were not resold thereunder as of the date hereof.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of January, 2010.

FLORHAM CONSULTING CORP.
By:	/s/ Joseph J. Bianco
Joseph J. Bianco Chief Executive Officer (Principal Executive Officer)

By:	/s/ Kellis Veach
Kellis Veach Chief Financial Officer (Principal Financial and Accounting Officer)

                Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Joseph J. Bianco Joseph J. Bianco	Chief Executive Officer (Principal Executive Officer)	January 13, 2010

/s/ Kellis Veach Kellis Veach	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	January 13, 2010

/s/ David Stahler David Stahler	Director	January 13, 2010